FOR IMMEDIATE RELEASE
October 22, 2014

Norfolk Southern reports third-quarter 2014 results
NORFOLK, VA. – Norfolk Southern reported third-quarter net income of $559 million,
16 percent higher than $482 million for the same period of 2013. Diluted earnings per share were $1.79, up 17 percent compared with $1.53 per diluted share in the same period last year.
“Norfolk Southern reported another record-setting quarter during which we achieved our best third-quarter results in revenues, operating income, net income, earnings per share, and operating ratio,” said CEO Wick Moorman. “Higher traffic volumes along with continued gains in productivity drove these excellent results. We remain focused on ensuring we can support continued demand for freight rail transportation by hiring additional employees, investing in new equipment, and completing capacity projects in order to provide our customers with the freight rail service they expect today and in the future.”

Third-Quarter Results Set Quarterly Records

▪    Railway operating revenues increased 7 percent to $3.0 billion.
▪    Income from railway operations improved 18 percent to $998 million.
▪    Net income increased 16 percent to $559 million.
▪    Diluted earnings per share rose 17 percent to $1.79.
▪    The railway operating ratio improved 4 percent to 67.0 percent.

Third-quarter railway operating revenues climbed 7 percent compared with the same period of 2013 to top $3.0 billion for a second consecutive quarter as growth in the merchandise and intermodal markets offset a weaker coal market.

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Third-Quarter Revenue by Commodity Group

• Intermodal • Coal • Chemicals • Metals/Construction • Agriculture • Automotive • Paper/Forest	$667 million, up 10 percent $626 million, down 2 percent $488 million, up 14 percent $414 million, up 11 percent $364 million, up 5 percent $254 million, up 12 percent $210 million, up 3 percent

General merchandise revenues reached $1.7 billion, a 10 percent increase compared with the third quarter of 2013, driven by volume gains in all markets, with particular strength in chemicals, automotive, metals and construction, and agriculture.
Intermodal revenues increased to $667 million, 10 percent higher compared with third-quarter 2013. Volume rose 10 percent, fueled by robust growth in both international and domestic markets.
Coal revenues declined 2 percent to $626 million in the third quarter compared with the same period of 2013. A weak global export market and mild weather and lower natural gas prices in the utility market combined to decrease volume by 2 percent.
Railway operating expenses were $2.0 billion, 3 percent higher compared with third-quarter 2013, largely due to costs associated with higher business volumes.
Income from railway operations was $998 million, 18 percent higher compared with third-quarter 2013.
The railway operating ratio, or operating expenses as a percentage of revenue, was 67.0 percent, a 4 percent improvement compared with 69.9 percent during the same period of 2013.
Norfolk Southern Corporation is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.
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Norfolk Southern contacts:
(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)
(Investors) Katie Cook, 757-629-2861 (InvestorRelations@nscorp.com)